3: MG European Equity Fund - 10f3
MG European Equity Fund - 10f3 Transactions - Q2 2000

	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Mobile Telesystems	Lietuvos Telekomas	Telia
Underwriters	DB, ING Barings, CSFB, JPMorgan, Renaissance Capital, Schroder Salomon Smith Barney	Dresdner Kleinwort Benson, CA IB Investmentbank, Schroder Salomon Smith Barney, Williams de Broe Plc, Enskilda Securities, Suprema Securities, Vilniaus Banka, Hansabank Markets	MSDW, UBS Warburg, Carnegie, Enskilda Securities, Scroder Salmon Smith Barney
Years of continuous operation, including predecessors	> 3 Years	> 3 Years	> 3 Years
Security	Mobile Telesystems ADS	Lietuvos Telekoma Global Depository Receipts	Telia AB Ordinary Shares
Is the affiliate a manager or co-manager of offering?	co-manager	no	no
Name of underwriter or dealer from which purchased	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	6/30/2000	6/9/2000	6/13/2000

Total amount of offering sold to QIBs	$ -	$ -	$ 6,181,649,646
Total amount of any concurrent public offering	$ 322,500,000	$ 1,598,625,000	-
Total	$ 322,500,000	$ 1,598,625,000	$ 6,181,649,646

Public offering price	$ 21.50	$ 7.875	$ 9.87
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 0.5552 (2.58%)	$ 0.026 (0.33%)	$ 0.079 (0.81%)

Shares purchased	17,440	n/a	n/a
Amount of purchase	$ 374,960	n/a	n/a

% of offering purchased by fund	0.12%	n/a	n/a
% of offering purchased by associated funds	0.27%	n/a	n/a
Total (must be less than 25%)	0.39%	n/a	n/a